Exhibit 10(p)(2)

AMENDMENT TWO TO MARKETING AGREEMENT

This document is Amendment Two to the Marketing Agreement made and entered into effective November 15, 2002, and amended by Amendment One to Marketing Agreement, effective July 1, 2003, (the “Agreement”), by and between American National Insurance Company (“American National”), an insurance company organized under the laws of the state of Texas, and Legacy Marketing Group (“LMG”), a California corporation.

WHEREAS, American National and LMG agree it can be in their mutual interest for Wholesalers of LMG to sell American National products directly for American National and in consideration of the mutual covenants contained herein, the parties agree as follows:

1.  LMG shall provide American National with a list of its * and * Wholesalers (LMG Wholesalers), including names and telephone numbers in Appendix A, which will be updated periodically, for American National to contact these Wholesalers to encourage production for American National Insurance Company only.  American National acknowledges and agrees that the information in Appendix A is confidential and solely for the use contemplated in this amendment, and does not extend to any affiliates and/or subsidiaries of American National.

2.  LMG Wholesalers will be contracted by American National at the NMD level or if agreed, at a lower level under LMG’s  contract.  LMG associated NMDs that have not met NMD production level within * (*) years after the date of this Amendment, (for those contracted subsequently, * (*) years from the contract date) will be reduced and moved under LMG as a Regional General Agent (“RGA”), and LMG will receive overrides in accordance with the NMD contract.

3.  Certain LMG Wholesalers (* and *) contracted with American National as a National Marketing Director (“NMD”) prior to this amendment, will be * as NMDs with American National *.  Such wholesalers’ production, in addition to LMG’s production, will count towards LMG’s bonus as referenced in Appendix B.

4.  NMD production from LMG and LMG’s Wholesalers will aggregate for LMG’s production bonus, reflected in Appendix B.

5.  LMG’s Producers that seek to be directly contracted and appointed with American National will be placed under LMG’s NMD as a General Agent (“GA”).

6.   LMG’s Producers that wish to contract through an existing American National non-LMG NMD will be approved in accordance with American National’s transfer rules of selling directly for American National.   If the LMG Producer only sells LMG proprietary products they can be dual contracted with the American National NMD immediately.

7.  Channel conflict among competing hierarchies will be handled according to the current procedure wherein LMG and American National will work together with the producer and wholesaler, if needed, to resolve the conflict.

8.  American National shall provide monthly reports of production and shall pay LMG, no later than *(*) days after each * (*) * period.  Further, LMG has the right to audit such production records.

*Confidential information omitted and filed separately with the SEC.

9.  American National shall provide to LMG the current NMD commission schedule and will forward in a timely manner any updates or amendments thereto.

10.  The term “override” used herein is the amount of compensation that American National will pay LMG based on the production of LMG’s NMD downline hierarchy.  The term “bonus” used herein is the amount of additional compensation that American National will pay LMG based on the satisfaction of specified production goals for LMG and LMG Wholesalers combined.  The goals for 2006 and 2007 Annuity and Life production are set forth in Appendix B.  Goals for future years annuity production will follow the NMD bonus formula except that LMG qualification level will be * the regular NMD program, as clarified in Appendix B.

11.  Notwithstanding anything herein to the contrary, the terms set forth in this Amendment shall apply only to products that are not proprietary to LMG.

12.  The initial term of the provisions set forth in this Amendment shall be for two and a half (2 1/2) years and automatically renewed for successive terms of one (1) year.  After the initial term, American National may terminate its obligations set forth in this Amendment provided that the combined LMG and LMG Wholesaler premium production is less than $* * (life premium is at a multiple of * to * for this calculation)  in the preceding calendar year and American National gives LMG * (*) * written notice to cure the premium shortfall.

13.  The provisions in this Amendment shall survive any termination of the Marketing Agreement.

Except as specifically amended hereby, all terms and provisions of the Marketing Agreement shall remain in full force and effect.

IN WITNESS HEREOF, the parties hereto have executed this Second Amendment to Marketing Agreement.

Legacy Marketing Group

American National Insurance Company

By: /s/ R. Preston Pitts

By: /s/ David Behrens

Printed Name: R. Preston Pitts, President

Printed Name: David Behrens

Title: President

Title: Executive Vice President, Independent Marketing Group

Date: July 31, 2006

Date: August 3, 2006

*Confidential information omitted and filed separately with the SEC.

Appendix A

*

*Confidential information omitted and filed separately with the SEC.

Appendix B

LMG Bonus Schedule

All production is based on combined production of LMG and LMG Wholesalers; effective for calendar years 2006 & 2007:

Paid Annuity Production Bonus:

* A tiered bonus level of * basis points upon reaching production of $*  (retroactive to $*)

* * basis points from $* to $* (retroactive to $*)

* * basis points for over $* up to * (retroactive to $*)

Paid Life Production Bonus all years:

* – * = *%

* – * = *%

* – * = *%

* – * = *%

Effective for calendar year 2008 and thereafter, the qualifying criteria for the LMG annuity bonus will be tied to the then current NMD bonus qualification program, except LMG must hit *% of the initial NMD premium qualification and the *% is not to exceed $*.  Upon hitting said premium, the LMG bonus percentage begins at the NMD bonus, retroactive to *, and grows at * basis points for each $* increment above the NMD premium qualification.

Example:  The NMD Annuity Bonus for 2008 is * basis points and the entry level NMD qualification is  $* of production. If LMG’s combined amount of bonus production is $*, then the bonus formula would be as follows:

*  No bonus for LMG production up to $*

* A bonus of * basis points upon reaching production of $* (retroactive to $*)

* * basis points from $* to $* (retroactive to $*)

* * basis points for over $* up to $* (retroactive to $*)

Effective for calendar year 2008 and thereafter, the qualifying criteria for the LMG Life Bonus will be tied to the then current NMD bonus qualification program, except LMG must hit $* to qualify.  Upon hitting $*, the LMG bonus percentage begins at * of the NMD bonus at the $*level, retroactive to first dollar and grows at *% for each $* of production, above the $* premium qualification, to a maximum of * of the highest bonus percentage.

Example:  The NMD life bonus for 2008 is *% at $* in qualifying life production.  If LMG’s combined qualifying production is $*, the bonus would be *%, if the production is $*, then the bonus percentage is *%.

Acknowledgement of understanding.

/i/RPP

/i/DB

LMG

ANICO

*Confidential information omitted and filed separately with the SEC.

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